QuickLinks -- Click here to rapidly navigate through this document

Exhibit 32

CERTIFICATION

        Pursuant to the requirement set forth in Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the U.S. Code (18 U.S.C. § 1350), Adrian Adams, the Chief Executive Officer and President of Auxilium Pharmaceuticals, Inc. (the "registrant"), and James E. Fickenscher, the Chief Financial Officer of the registrant, each hereby certifies that, to his knowledge:

  1.
  The registrant's Annual Report on Form 10-K for the year ended December 31, 2012, to which this Certification is attached as Exhibit 32 (the "Periodic Report"), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

  2.
  The information contained in the Periodic Report fairly presents, in all material respects, the financial condition of the registrant at the end of the period covered by the Periodic Report and results of operations of the registrant for the period covered by the Periodic Report.

        These certifications accompany the Periodic Report to which they relate, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of the registrant under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Periodic Report), irrespective of any general incorporation language contained in such filing.

Date: February 26, 2013

/s/ ADRIAN ADAMS Adrian Adams Chief Executive Officer and President	/s/ JAMES E. FICKENSCHER James E. Fickenscher Chief Financial Officer

QuickLinks

  Exhibit 32
CERTIFICATION